                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE:


      TYCO INTERNATIONAL REPORTS SECOND QUARTER LOSS OF 23 CENTS PER SHARE

                CHARGES TOTALED 55 CENTS PER SHARE IN THE QUARTER

                SECOND QUARTER CASH FLOW WELL ABOVE EXPECTATIONS

PEMBROKE, BERMUDA, APRIL 30, 2003 -- Tyco International Ltd. (NYSE-TYC, BSX-TYC, LSE-TYI) reported today a loss from continuing operations of 23 cents per share for its second quarter, compared to a loss from continuing operations of $1.03 for the same period last year.

   o Second quarter 2003 results included 55 cents per share in after-tax charges related to primarily non-cash adjustments arising out of the Company's ongoing program of intensified internal audits and detailed controls and operating reviews, a change to an accelerated amortization method for its ADT dealer program account assets, and a change in the accounting for the connect fee associated with ADT's dealer program.
   o Second quarter 2002 results from continuing operations included $1.53 per share in after-tax net charges related primarily to the impairment of the Tyco Global Network, the write-down of investments, and restructuring charges associated with the downturn in the electronics and telecommunications sectors.

Earnings per share from continuing operations for the six months ended March 31, 2003 were 8 cents per share, including 55 cents related to the charges noted above. For the six months ended March 31, 2002 the loss from continuing operations was 56 cents per share, including $1.65 related to the charges noted above. See the discussion below and the accompanying tables to this release for a more detailed description of these items by category and by segment.

Revenues for the second quarter 2003 were $9.0 billion, up 4% from $8.6 billion in the second quarter of last year, reflecting favorable changes in foreign currency rates. For the six months ended March 31, 2003 revenues were $17.9 billion, a 4% increase over the same period last year due to favorable changes in foreign currency rates.

Cash flow from continuing operating activities was $1.4 billion in the quarter and $2.2 billion for the six months ended March 31, 2003, compared to $1.7 billion and $2.7 billion during the same periods in 2002, respectively.


    o The Company changed its definition of "free cash flow" in March 2003. Under the Company's current definition, second quarter 2003 free cash flow was $833 million, or 47% above the $568 million in the same period in 2002. For the six months ended March 31, 2003, free cash flow was $967 million compared to negative $205 million for the same period in 2002.
    o Under the Company's prior definition, free cash flow was $1.1 billion in the second quarter 2003, compared to $1.0 billion in the same period in 2002. Free cash flow for the six months ended March 31, 2003 was $1.5 billion compared to $850 million in the same period in 2002.

("Free cash flow" is a non-GAAP metric used by the Company to measure its ability to meet its future debt obligations, and is also one component of measurement used in the Company's compensation plans. See the accompanying table to this press release for a cash flow statement presented in accordance with GAAP, and a reconciliation presenting the components of free cash flow.)

 "Our cash flow this quarter was well ahead of what we projected, demonstrating the underlying strength of our businesses, as well as improvements in the collection of receivables and the management of inventory." said Chairman and CEO Ed Breen. "And even though we're operating in an economically challenging environment, operationally our businesses delivered revenues and segment results in line with the ranges discussed at our March 13, 2003 Investor meeting."

ACCOUNTING ITEMS

The charges arising out of the Company's ongoing program of intensified internal audits and detailed controls and operating reviews were $997.4 million pre-tax. This includes the $265 million to $325 million range of anticipated charges announced on March 13th. Approximately 52% of the charges are the result of applying management's judgment to estimates of reserves, accruals and valuations of investments. The remaining 48% is attributable to account reconciliation discrepancies, inappropriate capitalization of expenses and other accounting adjustments, of which 44% relate to prior periods from 1997 through the first quarter of fiscal 2003. Approximately 60% of the total charges related to the Fire and Security segment and 20% to Engineered Products and Services.

The Company also recorded a charge of $364.5 million pre-tax to reflect a change in the method of amortization used for ADT dealer program account assets. The Company has adopted an accelerated approach, based on a 200% declining balance, as opposed to the 10 year straight line method previously in place.

The Company has also adopted the newly issued EITF 02-16, which requires that the connect fee associated with ADT's dealer program be recognized as a reduction of the dealer asset account as opposed to a reduction in costs associated with the program. The impact associated with this change in accounting is recorded as a cumulative charge of $206.7 million after-tax as of October 1, 2002, $12 million pre-tax for the first quarter of fiscal 2003 and $7 million pre-tax in the second quarter of fiscal 2003.

The Company's continuing reexamination of the dealer program assets and connect fee was part of management's evaluation of this business as well as the ongoing process of responding to the SEC's Division of Corporation Finance inquiries regarding the dealer program. The Company has not completed its discussions with the SEC on these matters or the other accounting items announced today. The Company, with the concurrence of its external auditors, believes that all of the charges announced today, coupled with those set forth in the Company's Annual Report on Form 10-K for fiscal

2002, are not material individually or in the aggregate to any prior year, and therefore, do not require a restatement of previously disclosed operating results. The Company cannot predict the outcome of its discussions with the SEC or that such outcome will not necessitate further amendments or restatements of the Company's results of operations. The Company hopes to resolve all issues raised by the ongoing SEC Division of Corporation Finance review during its fiscal third quarter.

"I am disappointed that our intensified internal audit and review efforts have identified additional charges, but I believe at this point we have identified all, or nearly all, legacy accounting issues," Mr. Breen said. "We have completed balance sheet reviews for all of our 2,154 accounting entities, and completed on-site verification of these reviews covering the vast majority of our assets. Additionally, the issues we have identified are almost entirely non-cash."

QUARTERLY OPERATING RESULTS

         The segment profits and margins presented in the tables below are in accordance with generally accepted accounting principles (GAAP). These profits and margins include the charges discussed above. See the tables accompanying this release for a classification of the charges by segment. Tyco Plastics and Adhesives is presented as a separate reportable segment for all periods. In fiscal 2002, its results were included in the Healthcare and Specialty Products segment. Restated segment results by quarter for fiscal 2002 are available at www.tyco.com. All dollar amounts are stated in millions.

ELECTRONICS



                                        MARCH 31, 2003            MARCH 31, 2002
                                        ---------------           --------------

Segment revenues                             $2,502.0                   $2,493.9
Segment profit (loss)                          $348.6                  ($2,588.4)
Segment margins                                  13.9%                        NM


         Revenues were flat year over year as the positive impact of changes in foreign currency and acquisitions was offset by lower revenues at Tyco Telecommunications. Revenues in the electronic components sector increased $160 million, or 7%, from foreign currency and $21 million, or 1%, from acquisitions, offset by a 2% decline due to weakened customer demand as decreases in telecommunications and industrial markets only partially offset by growth in product sales into the automotive industry. Telecommunications revenues declined $134 million, or 82%, to $29 million as no third party systems were built in 2003.

Segment profit includes a net credit of $17.3 million in 2003 and charges of $2.957 billion in 2002. Favorable foreign currency fluctuations contributed $27 million in 2003. These improvements were partially offset by a decline in base profits and margins due primarily to reduced sales and mix changes in the electronic components sector.

FIRE AND SECURITY SERVICES


                                            MARCH 31, 2003          MARCH 31, 2002
                                            --------------          --------------

Segment revenues                                  $2,778.9                $2,569.5
Segment (loss) profit                              ($702.6)               $  337.6
Segment margins                                         NM                    13.1%

         Revenues increased 8% due primarily to a $150 million, or 6%, positive impact of changes in foreign currency. Security revenues increased approximately $62 million, or 5%, as a result of foreign exchange. Fire revenues increased approximately $143 million, or 12%, including 7% from foreign exchange and 1% from acquisitions.

The segment loss in 2003 includes $936.8 million in charges, compared to $28.1 million in 2002. Excluding these charges, operating income declined by $131.5 million year over year. In our security business, increased depreciation and amortization accounted for $48 million of the operating profit decline, reflecting the impact of rapid growth in the subscriber asset and dealer asset base in recent years, as well as the impact of acquisitions. In the European security business, the year over year decline in operating income was $ 42 million, primarily reflecting allowance for doubtful accounts and other expenses related to higher than expected attrition rates. The remainder of the decline in operating income for the segment was attributable to a weaker worldwide fire and contracting environment.

Fire and Security has recently announced restructuring programs at its ADT U.S. and SimplexGrinnell operations, involving reductions of 1,400 and 1,000 employees, respectively. These restructuring programs will result in more streamlined and effective operations going forward.

HEALTHCARE

                                       MARCH 31, 2003            MARCH 31, 2002
                                       --------------            --------------

Segment revenues                             $2,137.3                  $1,968.3
Segment profit                                 $520.7                   $ 448.7
Segment margins                                  24.4%                     22.8%



         Revenues increased 9%, including an $87 million, or 4%, increase from favorable changes in foreign currency partially offset by a $9 million decline from the net impact of acquisitions and divestitures. The increase in net revenues was largely attributed to increases in the Surgical sector resulting from the award of the Consorta contract and the introduction of the new TA Stapler product line; increases in the International division in Europe, Japan and Asia Pacific partially offset by a decline in Latin America; increases in the Pharmaceutical division due to higher volumes in Dosage Narcotics, APAP and microelectronic chemicals; increases in the Medical sector resulting from the April 2002 award of the Premier Wound Care Contract, successful launches of new safety needle and prefill syringe products, and increased demand in the Ultrasound market; increases in the Imaging division resulting from higher sales across the full product line; and increases in the Respiratory Division resulting mainly from increased volumes in Helios. These sales increases were partially offset by a decrease in Retail's base business.

Segment profit includes $7.7 million in net charges in 2003 and $7.8 million in charges in 2002. Profits in 2003 were favorably impacted by $24.5 million from foreign currency exchange fluctuations. The remaining increase in profits and margins was largely attributed to the favorable sales performance noted above, favorable absorption as a result of increased production volumes, and continued focus on optimizing operating expenses.

ENGINEERED PRODUCTS AND SERVICES

                                           MARCH 31, 2003         MARCH 31, 2002
                                           --------------         --------------

Segment revenues                                $1,073.6               $1,101.2
Segment (loss) profit                             ($73.0)              $  152.7
Segment margins                                       NM                   13.9%


         Revenues declined 3% compared to the second quarter of 2002, comprised of a 9% decline primarily due to weaker non-residential construction markets and lower levels of capital and project spending by customers partially offset by a 6% benefit from favorable movements in foreign currency. Declines were most notable in Flow Control due to weaker valve and thermal control markets; Electrical and Metal Products, as lower levels of activity in non-residential construction markets was only partially offset by higher selling prices; and Earth Tech, primarily as a result of declines in government spending for environmental and other projects and declines in construction projects.

Segment results include charges of $178.3 million in 2003 and $12.5 million in 2002. The decrease in profits and margins was due primarily to lower volume and competitive conditions in our major markets for valves and controls, thermal controls and electrical and metal products, as well as higher raw material costs.

PLASTICS AND ADHESIVES

                                         MARCH 31, 2003       MARCH 31, 2002
                                         --------------       --------------

Segment revenues                                 $488.5             $ 478.5
Segment profit                                    $20.4              $ 47.9
Segment margins                                     4.2%               10.0%

         Revenues increased $10 million including a $9 million benefit from foreign currency. Higher selling prices in Plastics as a result of price increases related to the rising cost of raw materials, as well as increases in both Plastics and Adhesives resulting from higher volume of plastic sheeting and duct tape products, were offset by general economic weakness in the retail, food service, automotive, industrial and HVAC markets.

Segment profit and margins declined year over year due to $26.7 million in charges recorded in 2003. Additionally, the impact of rising raw material costs and a less favorable sales mix were offset by lower selling, general and administrative expenses.

OTHER ITEMS

           Net interest expense was $278 million, up 23% from $226 million in the same period a year ago, primarily due to increased borrowing costs.

Corporate expenses for the second quarter of 2003 include approximately $61 million of charges arising out of the Company's ongoing program of intensified internal audits and detailed controls and operating reviews. Additionally, Corporate expenses include incremental costs of $92 million to maintain and extend liability coverage under the Company's Directors and Officers (D&O) and Fiduciary insurance policies for the years 2001 to 2002.

LIQUIDITY

           The Company had cash on hand of approximately $4.0 billion at March 31, 2003 compared to approximately $5.7 billion at December 31, 2002 and approximately $6.2 billion at September 30, 2002.

During the second quarter, the Company issued convertible bonds with net proceeds of $4.4 billion, redeemed $3.9 billion in bank credit facilities and purchased $1.8 billion of its zero coupon convertible bonds due to the exercise of a put option by the holders of the security. The Company also repurchased $1.4 billion par value of its outstanding zero coupon bonds that have a put exercisable at the option of the holders in November 2003, at a purchase price of approximately $1.1 billion. Approximately $2.5 billion of this security remains outstanding. Other debt repurchases amounted to approximately $38 million. In January, the Company entered into a $1.5 billion 364-day unsecured revolving credit facility, none of which has been drawn down.

Tyco's debt-to-capitalization ratio was 46.2% at March 31, 2003, compared with 48.3% at December 31, 2002 and 49.4% at September 30, 2002. The net debt-to-capitalization ratios were 37.8%, 36.9% and 36.8%, respectively, for the same periods.

The Company has put in place a guarantee from Tyco International Group S.A. (Luxembourg) (TIGSA) to bond holders of the Tyco International Ltd. (Bermuda) zero coupon bonds due 2020 with a put option in November 2003. The Company has also put in place inter-company guarantees, primarily from its U.S. operating subsidiaries representing about two-thirds of consolidated tangible assets, in favor of TIGSA which should address the structural subordination concerns of Standard & Poor's Ratings Services (S&P). The inter-company guarantees become effective only if S&P's senior unsecured credit rating for TIGSA falls below BBB-.

OUTLOOK

           Mr. Breen concluded: "Even in an uncertain global economy, our business units exceeded our expectations on cash flow generation and met our revenue expectations. These businesses traditionally have their strongest performance in the third and fourth quarters of the fiscal year. We believe that this will again be the case this year. The Fire and Security changes in amortization will result in a few cents higher expense for the second half of the year. Even with this we will strive continue to strive to achieve the low end of the range we set out for the second half of the year on March 13th. Additionally, we expect that our free cash flow will be at the top end of the range discussed on March 13th."

CONFERENCE CALL AND WEBCAST

         The company will discuss second quarter results on a conference call for investors today at 5:00 pm EDT. Interested parties may access the conference call live today, or by replay through May 8, 2003, at the following website:
INVESTORS.TYCO.COM/MEDIALIST.CFM.

The telephone dial-in number TO PARTICIPATE IN THE QUESTION AND ANSWER SESSION of the call for participants in the United States is: (800) 553-0326. The telephone dial-in number for participants in International locations is:
(612) 332-7515.

The telephone dial-in number TO PARTICIPATE IN A "LISTEN-ONLY" MODE for participants in the United States is: (800) 260-0712. The telephone dial-in number for participants in International locations is: (612) 326-1008. The participants' code for all callers is: 681919. INVESTORS WHO DO NOT INTEND TO ASK QUESTIONS SHOULD DIAL THIS NUMBER DIRECTLY.

The telephone replay is scheduled to be available at 12:00 am on May 1, 2003 until 11:59 PM on May 8, 2003. The dial-in numbers for the replay are as follows: Domestic (U.S.) (800) 475-6701. International: (320) 365-3844. The
replay access code for all callers is: 681923.

ABOUT TYCO INTERNATIONAL

         Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING INFORMATION

         This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

TYCO INTERNATIONAL LTD
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)


                                                                                    For the Quarter            For the Quarter
                                                                                      Ended 3/31/03              Ended 3/31/02
                                                                                ------------------------    -----------------------
                                                                                                 Notable                    Notable
                                                                                    GAAP          Items        GAAP          Items
                                                                                ------------   ---------    -----------   ---------
Net revenues                                                                    $    8,980.3      $   -    $    8,611.4   $     -
Cost of sales                                                                        5,887.2       (16.1)       5,630.0      (251.3)
Selling, general and administrative expenses                                         3,234.1    (1,304.6)       1,887.1         -
Restructuring and other unusual (credits) charges, net                                 (59.6)       59.6          403.8      (403.8)
Charges for the impairment of long-lived assets                                         23.3       (23.3)       2,351.7    (2,351.7)
                                                                                ------------   ---------    -----------   ---------
Operating loss                                                                        (104.7)   (1,284.4)      (1,661.2    (3,006.8)
Other expense, net                                                                     (61.4)      (84.1)        (143.4)     (143.4)
Interest expense, net                                                                 (278.0)       (0.4)        (225.6)        -
                                                                                ------------   ---------    -----------   ---------
Loss from continuing operations before income taxes and minority interest             (444.1)   (1,368.9)      (2,030.2)   (3,150.2)
Income taxes                                                                           (22.8)      233.5          (23.2)      100.8
Minority interest                                                                       (1.0)         -            (1.6)         -
Loss from continuing operations                                                       (467.9)   (1,135.4)      (2,055.0)   (3,049.4)
Loss from discontinued operations of Tyco Capital, net of tax                         -              -         (4,323.0)   (4,512.7)
                                                                                ------------   ---------    -----------   ---------
Net loss                                                                        $     (467.9)  $(1,135.4)   $  (6,378.0)  $(7,562.1)
                                                                                ============   =========    ===========   =========




Basic loss per common share:
Loss from continuing operations                                                 $     (0.23)                  $   (1.03)
Loss from discontinued operations of Tyco Capital, net of tax                         -                           (2.17)
Net loss per common share                                                             (0.23)                      (3.20)
Diluted loss per common share:
Loss from continuing operations                                                 $     (0.23)                  $    (1.03)
Loss from discontinued operations of Tyco Capital, net of tax                         -                            (2.17)
Net loss per common share                                                             (0.23)                       (3.20)

Weighted-average number of common shares outstanding:
Basic                                                                               1,994.5                      1,991.5
Diluted                                                                             1,994.5                      1,991.5


Notable items are presented to aid in the analysis of comparing results from period to period. However, these analyses should be used only in conjunction with the data presented in accordance with GAAP. See "Notable Items" table for a description of these items.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)


                                                                         For the Six Months            For the Six Months
                                                                            Ended 3/31/03                 Ended 3/31/02
                                                                       --------------------------    ------------------------
                                                                                       Notable                       Notable
                                                                             GAAP       Items           GAAP          Items
                                                                       ------------  ------------    -----------  ------------
Net revenues                                                            $ 17,919.7        $  -     $    17,190.1     $  -
Cost of sales                                                             11,617.4        (16.1)        10,864.4       (267.8)
Selling, general and administrative expenses                               5,334.2     (1,316.1)         3,852.4       (211.3)
Restructuring and other unusual (credits) charges, net                       (63.1)        59.6            423.7       (423.7)
Charges for the impairment of long-lived assets                               23.3        (23.3)         2,351.7     (2,351.7)
                                                                          --------  -----------    -------------  -----------
Operating income (loss)                                                    1,007.9     (1,295.9)          (302.1)    (3,254.5)
Other expense, net                                                           (40.0)       (84.1)          (187.3)      (187.3)
Interest expense, net                                                       (541.2)        (0.4)          (414.8)           -
                                                                          --------  -----------    -------------  -----------
Income (loss) from continuing operations before income taxes, minority interest and
cumulative effect of accounting change                                       426.7     (1,380.4)          (904.2)   (3,441.8)
Income taxes                                                                (267.4)       236.0           (216.0)      172.2
Minority interest                                                             (1.7)        -                (0.1)        -
                                                                          --------  -----------    ------------- -----------
Income (loss) from continuing operations                                     157.6     (1,144.4)        (1,120.3)   (3,269.6)
Loss from discontinued operations of Tyco Capital, net of tax                  -            -           (4,058.3)   (4,512.7)
Income (loss) before cumulative effect of accounting change, net of tax      157.6     (1,144.4)        (5,178.6)   (7,782.3)
Cumulative effect of accounting change                                      (206.7)      (206.7)             -            -
                                                                          --------  -----------    ------------- -----------
Net loss                                                                  $  (49.1) $  (1,351.1)   $    (5,178.6)$  (7,782.3)
                                                                          ========  ===========    ============= ===========




Basic earnings (loss) per common share:
Income (loss) from continuing operations                                   $  0.08                     $  (0.56)
Loss from discontinued operations of Tyco Capital, net of tax                   -                         (2.05)
Income (loss) before cumulative effect of accounting change, net of tax       0.08                        (2.61)
Cumulative effect of accounting change                                       (0.10)                          -
Net loss per common share                                                    (0.02)                       (2.61)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations                                   $  0.08                     $  (0.56)
Loss from discontinued operations of Tyco Capital, net of tax                  -                          (2.05)
Income (loss) before cumulative effect of accounting change, net of tax       0.08                        (2.61)
Cumulative effect of accounting change                                       (0.10)                          -
Net loss per common share                                                    (0.02)                       (2.61)

Weighted-average number of common shares outstanding:
Basic                                                                      1,994.6                      1,983.1
Diluted                                                                    1,998.9                      1,983.1


Notable items are presented to aid in the analysis of comparing results from period to period. However, these analyses should be used only in conjunction with the data presented in accordance with GAAP. See "Notable Items" table for a description of these items.

TYCO INTERNATIONAL LTD.
RESULTS OF SEGMENTS
(IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)



                                                   FOR THE QUARTER ENDED      FOR THE QUARTER ENDED
                                                       MARCH 3/31/03                3/31/02
                                                   ----------------------   ------------------------
                                                                NOTABLE                    NOTABLE
                                                    GAAP         ITEMS          GAAP        ITEMS
                                                   -------     ----------    ---------    ----------
NET REVENUES
Fire and Security Services                        $2,778.9   $          -    $ 2,569.5  $          -
Electronics                                        2,502.0              -      2,493.9             -
Healthcare                                         2,137.3              -      1,968.3             -
Engineered Products and Services                   1,073.6              -      1,101.2             -
Plastics and Adhesives                               488.5              -        478.5             -
                                                 ---------     ----------    ---------    ----------
  Total Net Revenues                               8,980.3              -      8,611.4             -

SEGMENT PROFIT (LOSS)
Fire and Security Services                          (702.6)        (936.8)       337.6         (28.1)
Electronics                                          348.6           17.3     (2,588.4)     (2,957.5)
Healthcare                                           520.7           (7.7)       448.7          (7.8)
Engineered Products and Services                     (73.0)        (178.3)       152.7         (12.5)
Plastics and Adhesives                                20.4          (26.7)        47.9          (0.9)
                                                 ---------     ----------    ---------    ----------
  Total Segment Profit (Loss)                        114.1       (1,132.2)    (1,601.5)     (3,006.8)

Corporate Expenses                                  (218.8)        (152.2)       (59.7)            -
                                                 ---------     ----------    ---------    ----------
OPERATING (LOSS) INCOME                             (104.7)      (1,284.4)    (1,661.2)     (3,006.8)

Interest Expense, Net                               (278.0)          (0.4)      (225.6)            -
Other Income (Loss)                                   14.2           (8.5)        (2.4)         (2.4)
Loss on Investments                                  (75.6)         (75.6)      (141.0)       (141.0)
                                                 ---------     ----------    ---------    ----------
(LOSS) INCOME FROM CONTINUING OPERATIONS
  BEFORE TAXES AND MINORITY INTEREST                (444.1)      (1,368.9)    (2,030.2)     (3,150.2)


Income Taxes                                         (22.8)         233.5        (23.2)        100.8
Minority Interest                                     (1.0)             -         (1.6)            -
                                                 ---------     ----------    ---------    ----------
(LOSS) INCOME FROM CONTINUING OPERATIONS         $  (467.9)    $ (1,135.4)   $(2,055.0)   $ (3,049.4)
                                                 =========     ==========    =========    ==========


BASIC COMMON SHARES OUTSTANDING                    1,994.5                     1,991.5
EPS from Continuing Operations                      ($0.23)                     ($1.03)

DILUTED COMMON SHARES OUTSTANDING                  1,994.5                     1,991.5
EPS from Continuing Operations                      ($0.23)                     ($1.03)



NOTABLE ITEMS ARE PRESENTED TO AID IN THE ANALYSIS OF COMPARING RESULTS FROM PERIOD TO PERIOD HOWEVER, THESE ANALYSES SHOULD. BE USED ONLY IN CONJUNCTION WITH THE DATA PRESENTED IN ACCORDANCE WITH GAAP. SEE "NOTABLE ITEMS" TABLE FOR A DESCRIPTION OF THESE ITEMS.

TYCO INTERNATIONAL LTD.
RESULTS OF SEGMENTS
(IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)



                                                            FOR THE SIX MONTHS          FOR THE SIX MONTHS
                                                               ENDED 3/31/03               ENDED 3/31/02
                                                        ------------------------      -------------------------
                                                                         NOTABLE                       NOTABLE
                                                          GAAP           ITEMS            GAAP          ITEMS
                                                        ---------     ----------      ---------      ----------
NET REVENUES
Fire and Security Services                              $ 5,538.3     $        -     $  5,049.8     $        -
Electronics                                               5,030.3              -        5,311.2              -
Healthcare                                                4,142.7              -        3,738.7              -
Engineered Products and Services                          2,269.3              -        2,172.9              -
Plastics and Adhesives                                      939.1              -          917.5              -
  Total Net Revenues                                     17,919.7              -       17,190.1              -


SEGMENT PROFIT (LOSS)
Fire and Security Services                                 (443.3)        (948.3)         739.7          (35.9)
Electronics                                                 641.2           17.3       (2,062.7)      (2,957.5)
Healthcare                                                  968.1           (7.7)         917.9           (7.8)
Engineered Products and Services                             64.3         (178.3)         296.5          (30.4)
Plastics and Adhesives                                       64.6          (26.7)         141.5           (0.9)
  Total Segment Profit                                    1,294.9       (1,143.7)          32.9       (3,032.5)

Corporate Expenses                                         (287.0)        (152.2)        (335.0)        (222.0)
OPERATING INCOME (LOSS)                                   1,007.9       (1,295.9)        (302.1)      (3,254.5)

Interest Expense, Net                                      (541.2)          (0.4)        (414.8)             -
Other Income (Loss)                                          35.6           (8.5)          (6.7)          (6.7)
Loss on Investments                                         (75.6)         (75.6)        (141.0)        (141.0)
Net Gain on Sale of Shares of a Subsidiary                      -              -          (39.6)         (39.6)

INCOME (LOSS) BEFORE TAXES AND MINORITY INTEREST            426.7       (1,380.4)        (904.2)      (3,441.8)

Income Taxes                                               (267.4)         236.0         (216.0)         172.2
Minority Interest                                            (1.7)             -           (0.1)             -

INCOME (LOSS) FROM CONTINUING OPERATIONS                $   157.6     $ (1,144.4)     $(1,120.3)    $ (3,269.6)



BASIC COMMON SHARES OUTSTANDING                           1,994.6                       1,983.1
  EPS from Continuing Operations                            $0.08                        ($0.56)

DILUTED COMMON SHARES OUTSTANDING                         1,998.9                       1,983.1
  EPS from Continuing Operations                            $0.08                        ($0.56)


NOTABLE ITEMS ARE PRESENTED TO AID IN THE ANALYSIS OF COMPARING RESULTS FROM PERIOD TO PERIOD OR FORECASTING FUTURE PERIODS. HOWEVER, THESE ANALYSES SHOULD BE USED ONLY IN CONJUNCTION WITH THE DATA PRESENTED IN ACCORDANCE WITH GAAP. SEE "NOTABLE ITEMS" TABLE FOR A DESCRIPTION OF THESE ITEMS.

TYCO INTERNATIONAL LTD.
NOTABLE ITEMS
($ IN MILLIONS)


                                                                                   Engineered
                                          Fire & Security  Electronics  Healthcare  Products   Plastics  Corporate     Total
                                          ---------------  -----------  ----------  --------   --------  ---------     -----
QUARTER ENDED 3/31/03
By Category:

Asset reserves                              $       82.4   $        -   $   8.2    $   27.2    $    1.3   $    3.1  $      122.2
Reconciliation items                                24.9         12.7       3.5       112.6        22.6      (6.1)         170.2
Capitalized costs                                  178.0            -         -         2.6           -       10.6         191.2
Other accounting adjustments                       115.3            -         -         2.0           -          -         117.3
True-up of liabilities                             164.7       (39.9)     (4.0)        33.9         2.8       23.9         181.4
D&O insurance and other unusual expense                -          9.9         -           -           -      120.7         130.6
Dealer connect fee                                   7.0            -         -           -           -          -           7.0
ADT amortization                                   364.5            -         -           -           -          -         364.5
                                          ---------------  ----------- ----------  --------   --------- ----------    ----------
Total Operating                                    936.8       (17.3)       7.7       178.3        26.7      152.2       1,284.4
Investment write-downs                                 -            -         -           -           -       84.1          84.1
Reconciliation item                                    -            -         -           -           -        0.4           0.4
                                          ---------------  ----------- ----------  --------   --------- ----------    ----------
Total                                       $      936.8   $   (17.3)   $   7.7    $  178.3    $   26.7   $  236.7     $ 1,368.9
                                          ===============  =========== ==========  ========   ========= ==========    ==========
QUARTER ENDED 3/31/02 By Category:

Restructuring and other unusual             $       14.3   $    374.0   $   7.8    $    6.8    $    0.9   $      -     $   403.8
Inventory charges                                   13.8        237.5         -           -           -          -         251.3
Impairment of long-lived assets                        -      2,346.0         -         5.7           -          -       2,351.7
                                          ---------------  ----------- ----------  --------   --------- ----------    ----------
Total Operating                             $       28.1   $  2,957.5   $   7.8    $   12.5    $    0.9   $      -     $ 3,006.8
                                          ===============  =========== ==========  ========   ========= ==========    ==========


NOTABLE ITEMS ARE PRESENTED TO AID IN THE ANALYSIS OF COMPARING RESULTS FROM PERIOD TO PERIOD. HOWEVER, THESE ANALYSES SHOULD BE USED ONLY IN CONJUNCTION WITH THE DATA PRESENTED IN ACCORDANCE WITH GAAP.

TYCO INTERNATIONAL LTD.
NOTABLE ITEMS
($ IN MILLIONS)



                                                                                    Engineered
                                          Fire & Security  Electronics   Healthcare  Products    Plastics   Corporate      Total
                                          ---------------  -----------   ----------  --------    --------   ---------      -----
SIX MONTHS ENDED 3/31/03
By Category:

Asset reserves                                $  82.4     $      -        $  8.2      $ 27.2      $ 1.3      $  3.1     $    122.2
Reconciliation items                             24.9         12.7           3.5       112.6       22.6        (6.1)         170.2
Capitalized costs                               178.0            -             -         2.6          -        10.6          191.2
Other accounting adjustments                    115.3            -             -         2.0          -           -          117.3
True-up of liabilities                          164.7        (39.9)         (4.0)       33.9        2.8        23.9          181.4
D&O insurance and other unusual expense             -          9.9             -           -          -       120.7          130.6
Dealer connect fee                               18.5            -             -           -          -           -           18.5
ADT amortization                                364.5            -             -           -          -           -          364.5
                                              -------     --------        ------      ------      -----      ------     ----------
   Total Operating                              948.3        (17.3)          7.7       178.3       26.7       152.2        1,295.9
Investment write-downs                              -            -             -           -          -        84.1           84.1
Reconciliation item                                 -            -             -           -          -         0.4            0.4
                                              -------     --------        ------      ------      -----      ------     ----------
Total                                         $ 948.3     $  (17.3)       $  7.7      $178.3      $26.7      $236.7     $  1,380.4
                                              =======     ========        ======      ======      =====      ======     ==========

SIX MONTHS ENDED 3/31/02
By Category:

Adjustments for prior year errors             $     -     $      -        $    -      $    -      $   -      $211.3     $    211.3
Restructuring and other unusual                  22.1        374.0           7.8        18.9        0.9           -          423.7
Inventory charges                                13.8        237.5             -         5.8          -        10.7          267.8
Impairment of long-lived assets                     -      2,346.0             -         5.7          -           -        2,351.7
                                              -------     --------        ------      ------      -----      ------     ----------
   Total Operating                            $  35.9     $2,957.5        $  7.8      $ 30.4      $ 0.9      $222.0     $  3,254.5
                                              =======     ========        ======      ======      =====      ======     ==========


NOTABLE ITEMS ARE PRESENTED TO AID IN THE ANALYSIS OF COMPARING RESULTS FROM PERIOD TO PERIOD. HOWEVER, THESE ANALYSES SHOULD BE USED ONLY IN CONJUNCTION WITH THE DATA PRESENTED IN ACCORDANCE WITH GAAP.

TYCO INTERNATIONAL LTD.
CONDENSED CONSOLIDATED BALANCE SHEET
(IN MILLIONS)
PRELIMINARY - SUBJECT TO ADJUSTMENTS


                                                                (UNAUDITED)    (UNAUDITED)
                                                                 MARCH 31,     DECEMBER 31,    SEPTEMBER 30,
                                                                    2003          2002             2002
                                                               ------------   -----------       -----------
CURRENT ASSETS:

Cash and cash equivalents                                      $    3,965.2   $   5,732.0       $   6,186.8
Restricted cash                                                       460.3         468.9             196.2
Accounts receivables, net                                           5,828.2       5,983.8           5,848.6
Inventories                                                         4,660.7       4,880.2           4,716.0
Deferred income taxes                                               1,253.6       1,112.8           1,338.1
Other current assets                                                1,797.8       1,655.8           1,464.1
                                                               ------------   -----------       -----------
  Total current assets                                             17,965.8      19,833.5          19,749.8

Tyco Global Network, Net                                              644.5         684.8             581.6
Property, Plant and Equipment, Net                                  9,835.7      10,072.6           9,969.5
Goodwill                                                           26,031.2      26,191.0          26,093.2
Intangible Assets, Net                                              5,844.5       6,701.6           6,562.6
Other Assets                                                        3,132.7       3,351.9           3,457.7
                                                               ------------   -----------       -----------
  TOTAL ASSETS                                                 $   63,454.4   $  66,835.4       $  66,414.4
                                                               ============   ===========       ===========
CURRENT LIABILITIES:
Loans payable and current maturities of long-term debt         $    4,386.8   $  11,215.4       $   7,719.0
Accounts payable                                                    2,824.2       2,798.6           3,170.0
Accrued expenses and other current liabilities                      4,654.7       4,946.1           5,270.8
Contracts in process - billings in excess of cost                     477.7         540.2             522.1
Deferred revenue                                                      723.3         697.2             731.3
Income taxes payable                                                2,308.2       2,293.8           2,218.9
                                                               ------------   -----------       -----------
Total current liabilities                                          15,374.9      22,491.3          19,632.1

Long-Term Debt                                                     17,442.7      13,000.8          16,486.8
Other Long-Term Liabilities                                         5,220.8       5,409.8           5,462.1
                                                               ------------   -----------       -----------
  TOTAL LIABILITIES                                                38,038.4      40,901.9          41,581.0

Minority Interest                                                      30.1          42.1              42.8

Shareholders' Equity                                               25,385.9      25,891.4          24,790.6
                                                               ------------   -----------       -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $   63,454.4   $  66,835.4       $  66,414.4
                                                               ============   ===========       ===========


TYCO INTERNATIONAL LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)
PRELIMINARY - SUBJECT TO ADJUSTMENTS
(UNAUDITED)


                                                                            FOR THE QUARTERS ENDED      FOR THE SIX MONTHS ENDED
                                                                            ------------------------   -------------------------

                                                                              3/31/03       03/31/02      3/31/03       03/31/02
                                                                           -----------   -----------   -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
(LOSS) INCOME FROM CONTINUING OPERATIONS                                   $    (467.9)  $  (2,055.0)  $   157.6  $    (1,120.3)
ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME FROM
CONTINUING OPERATIONS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
 Non-cash restructuring and other unusual (credits) charges, net                 (33.7)        316.2       (33.7)         322.0
 Charges for the impairment of long-lived assets                                  23.3       2,351.7        23.3        2,351.7
 Sale of common shares of subsidiary                                                 -             -           -           39.6
 Loss on investments                                                              75.6         141.0        75.6          141.0
 Depreciation                                                                    367.0         371.9       728.1          731.5
 Amortization of intangible assets                                               520.3         134.8       659.1          255.9
 Income taxes - deferred and payables                                            (66.0)        (12.3)      291.9         (116.8)
 Charges related to prior years                                                      -             -           -          222.0
 Cash spent on restructuring                                                    (131.1)        (91.1)     (290.1)        (182.0)
 Decrease in the sale of accounts receivable programs                            (12.6)        (28.0)      (93.0)         (28.0)
 Changes in working capital and other                                          1,095.5         583.3       637.4           60.8
                                                                           -----------  ------------  ----------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES, CONTINUING OPERATIONS               1,370.4       1,712.5     2,156.2        2,677.4
NET CASH PROVIDED BY OPERATING ACTIVITIES, DISCONTINUED OPERATIONS                   -         690.3           -          924.6
                                                                           -----------  ------------  ----------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      1,370.4       2,402.8     2,156.2        3,602.0
                                                                           -----------  ------------  ----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures, net                                                      (280.9)       (418.9)     (595.0)        (988.3)
 Tyco Global Network spending                                                     (2.5)       (255.7)      (89.0)        (817.4)
 Acquisition of businesses, net of cash acquired                                 (32.4)       (975.4)      (35.3)      (1,664.5)
 Acquisition of dealer accounts                                                 (163.7)       (315.0)     (358.3)        (678.2)
 Cash paid for purchase accounting and holdback/earn-out liabilities             (77.7)       (157.7)     (189.5)        (376.4)
 All other                                                                       (97.2)         68.7      (448.6)        (190.6)
                                                                           -----------  ------------  ----------  -------------
NET CASH USED IN INVESTING ACTIVITIES, CONTINUING OPERATIONS                    (654.4)     (2,054.0)   (1,715.7)      (4,715.4)
NET CASH PROVIDED BY INVESTING ACTIVITIES, DISCONTINUED OPERATIONS                   -         727.1           -        2,251.2
                                                                           -----------  ------------  ----------  -------------
NET CASH USED IN INVESTING ACTIVITIES                                           (654.4)     (1,326.9)   (1,715.7)      (2,464.2)
                                                                           -----------  ------------  ----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net (repayments of) proceeds from debt                                       (2,506.6)      2,453.4    (2,660.5)       5,181.7
 Dividends paid                                                                  (25.2)        (25.3)      (50.4)         (49.7)
 Proceeds from options exercises                                                   0.7          46.6         2.6          181.3
 Repurchase of shares                                                             (0.4)       (166.8)       (0.4)        (765.8)
 All other                                                                        (2.9)         15.1        (5.0)        (185.0)
                                                                           -----------  ------------  ----------  -------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES, CONTINUING OPERATIONS    (2,534.4)      2,323.0    (2,713.7)       4,362.5
NET CASH USED IN FINANCING ACTIVITIES, DISCONTINUED OPERATIONS                       -        (267.2)          -       (1,762.8)
                                                                           -----------  ------------  ----------  -------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                           (2,534.4)      2,055.8    (2,713.7)       2,599.7
                                                                           -----------  ------------  ----------  -------------
 Effect of currency translation on cash                                           51.6          (5.2)       51.6          (31.0)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                          (1,766.8)      3,126.5    (2,221.6)       3,706.5
TYCO CAPITAL'S CASH AND CASH EQUIVALENTS TRANSFERRED TO
 DISCONTINUED OPERATIONS                                                             -        (957.7)          -       (1,451.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               5,732.0       1,865.6     6,186.8        1,779.2
                                                                           -----------  ------------  ----------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $   3,965.2  $    4,034.4  $  3,965.2  $     4,034.4
                                                                           ===========  ============  ==========  =============

RECONCILIATION TO "FREE CASH FLOW":
Net cash provided by operating activities, continuing operations           $   1,370.4  $    1,712.5  $  2,156.2  $     2,677.4

 Decrease in the sale of accounts receivable programs                             12.6          28.0        93.0           28.0
 Capital expenditures, net                                                      (280.9)       (418.9)     (595.0)        (988.3)
 Tyco Global Network spending                                                     (2.5)       (255.7)      (89.0)        (817.4)
 Dividends paid                                                                  (25.2)        (25.3)      (50.4)         (49.7)
                                                                           -----------  ------------  ----------  -------------
"FREE CASH FLOW" - OLD DEFINITION                                              1,074.4       1,040.6     1,514.8          850.0
 Acquisition of dealer accounts                                                 (163.7)       (315.0)     (358.3)        (678.2)
 Cash paid for purchase accounting and holdback/earn-out liabilities             (77.7)       (157.7)     (189.5)        (376.4)
                                                                           -----------  ------------  ----------  -------------
"FREE CASH FLOW" - NEW DEFINITION                                          $     833.0  $      567.9  $    967.0  $      (204.6)
                                                                           ===========  ============  ==========  =============

FREE CASH FLOW IS A NON-GAAP METRIC USED BY THE COMPANY TO MEASURE ITS ABILITY TO MEET ITS FUTURE DEBT OBLIGATIONS AND IS ALSO ONE COMPONENT OF MEASUREMENT USED IN THE COMPANY'S COMPENSATION PLANS.


050103

CONTACTS:     Media: Gary Holmes, 212-424-1314
              Investor Relations: Kathy Manning, 603-334-3900